SUBSIDIARIES OF THE REGISTRANT
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                Huntco Nevada, Inc., a Nevada corporation
                Huntco Steel, Inc., a Delaware corporation
                Midwest Products, Inc., a Missouri corporation HSI Aviation, Inc., a Missouri corporation